NORTH SQUARE INVESTMENTS TRUST

SPHERE 500 CLIMATE FUND

SHAREHOLDER SERVICING PLAN

The following Shareholder Servicing Plan (the “Plan”) has been adopted on March 22, 2024 by North Square Investments Trust (the “Trust”), a Delaware statutory trust, on behalf of one of its series, the Sphere 500 Climate Fund (the “Fund”).

1.	This Plan is adopted to allow the Fund to make payments as contemplated herein for sub-transfer agent, administrative, recordkeeping, sub-accounting and other non-distribution-related services and/or the maintenance of shareholder accounts (collectively, “Services”).
2.	This Plan is designed to compensate broker-dealers and other financial intermediaries (each, a “Provider”) for providing Services to the Fund and its shareholders. The Plan will be administered by Ultimus Fund Solutions, LLC (the “Administrator”). As compensation for the Services provided pursuant to this Plan, the Fund may pay a Provider a monthly fee computed at an annual rate, not to exceed the amount listed in Schedule A, of the Fund’s average daily net assets held by the Provider during the month (the “Fund Fee Cap”). Any fee paid to the Provider in excess of the Fund Fee Cap shall be paid by the investment adviser to the Fund (or such other third party that may be providing financial support to the Fund).
3.	Services provided pursuant to this Plan may include, but are not limited to,
(a)	establishing and maintaining accounts and records relating to shareholders who invest in the Fund;
(b)	aggregating and processing orders involving the shares of the Fund;
(c)	processing dividend and other distribution payments from the Fund on behalf of the shareholders;
(d)	providing information to shareholders of the Fund as to their ownership of shares or about other aspects of the operations of the Fund;
(e)	preparing tax reports or forms on behalf of shareholders of the Fund;
(f)	forwarding communications from the Fund to shareholders;
(g)	assisting shareholders in changing the Fund’s records as to their addresses, dividend options, account registrations or other data;
(h)	providing sub-accounting with respect to shares beneficially owned by shareholders of the Fund, or the information to the Fund necessary for sub-accounting;
(i)	responding to shareholder inquiries concerning their investment;
(j)	providing shareholders with a service that invests the assets of their accounts in Fund shares pursuant to specific or pre-authorized instructions; and
(k)	providing such other similar services as the Fund may reasonably request to the extent the Provider is permitted to do so under applicable statutes, rules or regulations.

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4.	Any payments made by the Fund to any Provider pursuant to this Plan will be made pursuant to a written agreement between the Provider and the Fund, a form of which is set forth as Appendix A (the “Shareholder Servicing Agreement”) or such other form of omnibus or networked account arrangement the material terms of which have been reviewed by the Board of Trustees of the Trust (the “Board”).
5.	Affiliates of the Fund’s investment adviser, sub-adviser (if any) and distributor are eligible to receive payments under the Plan as reimbursement for fees paid to Providers for Services.
6.	The Fund has the right (i) to select, in its sole discretion, the Provider(s) to participate in the Plan and (ii) to terminate without cause, and in its sole discretion, any Shareholder Servicing Agreement.
7.	Quarterly in each year that this Plan remains in effect, the Administrator shall prepare and furnish to the Board, and the Board shall review, a written report of the amounts expended under the Plan.
8.	This Plan shall become effective on the date upon which it is approved for the Fund by the Board, including a majority of the members of the Board who are not interested persons of the Fund, as defined under the 1940 Act (“Independent Trustees”).
9.	This Plan shall be effective for one year from the date set forth above until terminated in accordance with Section 11 of this Plan. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of (a) the Board; and (b) the Independent Trustees.
10.	This Plan may be amended at any time with respect to the Fund by the Board, provided material amendments to this Plan shall become effective only upon the approvals set forth in Section 8.
11.	This Plan may be terminated at any time by: (a) the Board, including a majority of the Independent Trustees; or (b) a vote of a majority of the outstanding voting securities (as defined under the 1940 Act ) of the Fund.
12.	All agreements with any person relating to the implementation of this Plan shall be in writing.
13.	The Board shall review and assess the effectiveness of this Plan on an annual basis.

Adopted by the Board on: March 22, 2024

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SCHEDULE A

SHAREHOLDER SERVICING PLAN

Series of North Square Investments Trust	Maximum Shareholder Servicing Fee as a percentage of average net assets
SPHERE 500 CLIMATE FUND	0.10%

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Appendix A

SHAREHOLDER SERVICING AGREEMENT

North Square Investments Trust

Sphere 500 Climate Fund (the “Fund”)

North Square Investments Trust

Sphere 500 Climate Fund

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

To Whom it May Concern:

We herewith confirm our agreement with you as follows:

You will perform or arrange for others, including organizations, whose customers or clients are shareholders of the Fund (the “Shareholder Servicing Agents”) to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent and any other non-distribution, administrative services agreed to by the parties in writing (“Shareholder Services”). You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents with whom we have entered into written agreements, for performing Shareholder Services. You further agree to provide the Fund, upon request, a written description of the Shareholder Services that you are providing hereunder. You also acknowledge and agree that you are not authorized to provide any distribution-related services on behalf of the Fund.

In consideration of your performance of the Shareholder Services, the Fund will pay you a service fee at the annual rate of up to 0.10% of the Fund’s average daily net assets (the “Shareholder Servicing Fee”). Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

You will in your sole discretion determine the amount of any payment made by you to Shareholder Servicing Agents pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount that we are required to pay to you under either this Agreement or any management agreement between you and us, or otherwise.

You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Fund and of preparing and printing subscription application forms for shareholder accounts.

Payments to Shareholder Servicing Agents to compensate them for providing Shareholder Services are subject to compliance by them with the terms of written agreements satisfactory to our Board to be entered into with the Shareholder Servicing Agents.

We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you

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will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

This Agreement shall be effective for one year from the date of its execution and shall continue in full force and effect so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Board who are not Interested Persons (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) of the Trust (the “Independent Trustees”). Notwithstanding the above, this Agreement may be terminated at any time, without payment of any penalty, by vote of (a) a majority of the outstanding voting securities of the Fund or (b) the Board, including a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty.

Notices of any kind to be given hereunder shall be in writing (including electronic communication) and shall be duly given if delivered to the Fund at the address set forth at the beginning of this Agreement, and if delivered to you, at the address set forth below.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

If the foregoing is in accordance with your understanding, please indicate so by signing and returning to us the enclosed copy hereof.

Very truly yours,

Dated and Effective	North Square Investments Trust,
on behalf of its series,
Sphere 500 Climate Fund

By:
Name: Ian Martin
Title: President

ACCEPTED:

By:
Name:
Title:

Address:

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